Exhibit 99.2

FOR IMMEDIATE RELEASE

Rand Worldwide Plans to Launch a Self-Tender Offer

for Shares of its Common Stock

FRAMINGHAM, MA – September 29, 2014 – Rand Worldwide, Inc. (OTCBB: RWWI), a global provider of technology solutions to organizations with engineering design and information technology requirements, announced today that it intends to conduct a self-tender offer to repurchase up to 27,530,816 shares of its common stock at a purchase price of $1.20 per share. The number of shares sought in the tender offer represents approximately 50.5% of the Company’s shares currently outstanding, or approximately 46% on a fully diluted basis. Participation in the tender offer by Company stockholders is voluntary and stockholders will not be required to tender any shares. If Company stockholders tender more than 27,530,816 shares, the Company will purchase shares from all stockholders who properly tendered shares, on a pro rata basis based on the aggregate number of shares tendered. If individual stockholders holding fewer than 100 shares tender all of their shares, the Company will accept those shares first, without proration.

The Company expects to enter into a new credit facility in connection with the tender offer, which is expected to include a revolving credit facility of $10 million and a term loan of $25 million, with approximately $25 million expected to be used to repurchase shares together with cash on hand of approximately $9.5 million. The Company has received a commitment letter from the lending bank relating to the new credit facility, and the Company is currently negotiating the terms of the credit facility which is expected to be in place by the closing of the tender offer. The tender offer will not be conditioned upon any minimum number of shares being tendered, but will be subject to the completion of the new credit facility and other customary conditions that will be described in the tender offer documents. The tender offer documents, which will be distributed to stockholders upon commencement of the tender offer, will also contain tendering instructions and a complete explanation of the tender offer’s terms and conditions.

The Company is making the offer for the purpose of maximizing shareholder value and providing its shareholders an opportunity for liquidity in its common stock, which is not heavily traded. The Company’s majority stockholder, RWWI Holdings LLC, sold 9,000,000 of its shares of Company common stock to another existing stockholder on September 26, 2014 at a price of $1.20 per share and has indicated that it plans to tender its remaining shares in the tender offer, subject to proration if applicable.

Rand Worldwide currently anticipates commencing the tender offer within ten business days of today’s date. The tender offer will be held open for at least twenty business days following its commencement, and tenders of shares must be made prior to the expiration of the tender offer period.

None of the Company, its directors, the information agent, or the depositary makes any recommendation as to whether to tender shares. Company stockholders will be able to obtain copies of the offer to purchase, related materials filed by the Company as part of the statement on Schedule TO, and other documents filed with the Securities and Exchange Commission through the SEC’s website at www.sec.gov without charge when these documents become available. Shareholders may also obtain a copy of these documents, as well as any other documents the Company has filed with the SEC, without charge, by contacting the Company or through the Company’s website at www.rand.com. Stockholders are urged to carefully read these materials, when available, prior to making any decision with respect to the tender offer.

Tender Offer Statement

The anticipated tender offer described in this press release has not yet commenced. This press release is for informational purposes only and is neither an offer to purchase nor a solicitation or an offer to sell any shares of the Company’s common stock. The solicitation and the offer to buy the Company’s common stock will only be made pursuant to the offer to purchase and related materials that the Company will make available to its stockholders. Stockholders should read those materials and the documents incorporated therein by reference carefully when they become available because they will contain important information, including the various terms and conditions of the tender offer.

Forward-looking Statement

This press release contains forward-looking statements about the expectations, beliefs, plans, intentions, and strategies of Rand Worldwide, Inc. There are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Statements that are not historical in nature, including those that include the words “goal,” “expect,” “anticipate,” “estimate,” “should,” “believe,” “intend,” and similar expressions, are based on current expectations, estimates and projections about, among other things, the industry and the markets in which Rand Worldwide operates, and they are not guarantees of future performance. Whether actual results will conform to expectations and predictions is subject to known and unknown risks and uncertainties, including risks and uncertainties discussed in this report; general economic, market, or business conditions; changes in interest rates, and demand for our products and services; changes in our competitive position or competitive actions by other companies; the ability to manage growth; changes in laws or regulations or policies of federal and state regulators and agencies; and other circumstances beyond our control. Consequently, all of the forward-looking statements made in this document are qualified by these cautionary statements, and there can be no assurance that the actual results anticipated will be realized, or, if substantially realized, will have the expected consequences on our business or operations.

About Rand Worldwide

Rand Worldwide is one of the world’s leading professional services and technology companies for the engineering community, targeting organizations in the building, infrastructure, and manufacturing industries. The company advances the way organizations design, develop, and manage building, infrastructure, and manufacturing projects. Fortune 500 and Engineering News Record’s Top 100 companies work with Rand Worldwide to gain a competitive advantage through technology consulting, implementation, training, and support services. One of the world’s largest integrators of Autodesk software, the company also provides facilities management software from ARCHIBUS, CAD and PLM courseware through their ASCENT division and provides training and support solutions on Dassault Systèmes and PTC products. For more information, visit rand.com

Rand Worldwide Company Contact
Chantale Marchand
Rand Worldwide
Phone +1 (508) 663-1411
cmarchand@rand.com

Any and all trademarks making reference to or related to Rand Worldwide, IMAGINiT, ASCENT or ProductivityNOW are registered and/or owned by Rand Worldwide, Inc., and/or its subsidiaries, affiliates, and/or other legal holders under the Rand Worldwide, Inc. name.

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